Exhibit 99.1

[Maxwell Shoe Company Letterhead]

	Company Contact:	Richard J. Bakos Chief Financial Officer Maxwell Shoe Company (617) 333-4007
FOR IMMEDIATE RELEASE
	Investor Relations:	Allison Malkin
Integrated Corporate Relations (203) 222-9013

MAXWELL SHOE COMPANY ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS

Third Quarter Diluted Earnings Per Share totals $0.24

Company Currently Estimates Fiscal 2003 Diluted EPS in the Range of $0.94—$0.96

Hyde Park, Mass. – September 8, 2003 – Maxwell Shoe Company Inc., (NASDAQ: MAXS), today announced financial results for the third quarter and nine months ended July 31, 2003.

In the Third Quarter:

•	Net sales rose 21.5% to $56.4 million compared to $46.4 million in 2002

•	Operating income increased 11.5% to $5.1 million, or 9.1% of net sales compared to $4.6 million, or 10.0% of net sales in 2002

•	Diluted earnings per share totaled $0.24 compared to $0.23 in 2002

For the Nine Months Ended July 31, 2003:

•	Net sales rose 14.8% to $159.9 million compared to $139.3 million in 2002

•	Operating income increased 22.8% to $15.4 million, or 9.6% of net sales, compared to operating income of $12.5 million, or 9.0% of net sales, in 2002

•	Diluted earnings per share increased 6.5% to $0.66 compared to $0.62 in 2002

Gross profit for the third quarter of 2003 increased 14.3% to $14.1 million, or 25.0% of net sales, compared to $12.3 million, or 26.6% of net sales, in the third quarter of 2002. The decline in third quarter gross margin was mainly attributed to the highly promotional retail environment. To a lesser extent, an increase in freight costs also impacted the Company’s gross margin. Operating expenses totaled $9.0 million, or 15.9% of net sales compared to $7.7 million, or 16.6% of net sales in the third quarter of 2002. The 70 basis point improvement in operating expenses as a percent of net sales resulted from increased efficiencies and strict expense controls. Net income for the third quarter increased 3.5% to $3.6 million compared to net income of $3.5 million in the third quarter of 2002.

“The Company’s third quarter performance reflected the growing importance of our brands with consumers. Each of our branded and private label lines enjoyed double digit gains during the quarter,” began Mark Cocozza, Chairman and Chief Executive Officer, Maxwell Shoe Company. “Our ability to be relevant with strong brands and trend right styles in each of our distribution channels has allowed us to expand market share despite the difficult retail environment. This coupled with prudent expense management and disciplined financial controls enabled us to exceed last year’s results.”

For the nine months, gross profit totaled $42.8 million, or 26.8% of net sales compared to $38.1 million, or 27.4% of sales in the first nine months of 2002. Operating expenses totaled $27.4 million, or 17.1% of net sales compared to $25.6 million, or 18.4% of net sales in the first nine months of 2002. Net income rose 11.2% to $10.2 million, as compared to net income of $9.1 million in the first nine months of 2002. Diluted earnings per share totaled $0.66 compared to $0.62 in the first nine months of 2002.

The Company’s balance sheet remained strong. At quarter end, cash on the balance sheet rose approximately 20% to $79.2 million compared to $66.1 million at July 31, 2002. Inventory was on plan and current at $22.7 million, a 2.3% increase from $22.2 million at July 31, 2002. Working capital rose by $20.9 million to $137.2 million from $116.3 million at July 31, 2002.

Mr. Cocozza added: “Fiscal 2003 is expected to be another growth year for Maxwell Shoe Company. Our moderate, better and bridge lines are achieving solid sell through rates at retail with our newest lines such as Circa Joan & David and AK Anne Klein Sport exceeding the expectations we set at the beginning of the year. Our compelling portfolio of brands, efficient infrastructure and disciplined approach to the footwear business separates us from our peers and has enabled us to deliver consistent results over a number of years. We remain confident in our ongoing ability to create value for our stakeholders.”

Mr. Cocozza continued. “With regard to guidance, we currently estimate fourth quarter 2003 sales in the range of $57 million to $61 million compared to $65 million in the fourth quarter of 2002. Fourth quarter diluted earnings per share is currently estimated in the range of $0.27 to $0.29 compared to $0.29 in the fourth quarter of fiscal 2002. For fiscal 2003, we currently estimate sales in the range of $217 million to $221 million representing annual growth of 7% at the mid-point of the range. We currently estimate fiscal 2003 diluted earnings per share in the range of $0.94 and $0.96. This compares favorably to fiscal 2002 diluted earnings per share of $0.89”

Interested stockholders and other persons are invited to listen to the first quarter earnings conference call scheduled for Monday, September 8, 2003 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet at http://www.viavid.com. An online archive will be available immediately following the call and will be accessible until September 16, 2003.

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS®FOOTWEAR FOR WOMEN, J. G. HOOK, JOAN & DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture the Company’s goods. The information contained in the press release was accurate only as of the date issued. Investors should not assume that the statements made in this document remain operative at a later time. Maxwell Shoe Company undertakes no obligation to update any information appearing in this release. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

(tables to follow)

MAXWELL SHOE COMPANY INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited–In Thousands Except Per Share Amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002
Net sales	$56,372	$46,401	$159,877	$139,321
Cost of sales	42,270	34,065	117,069	101,203

Gross profit	14,102	12,336	42,808	38,118
Operating expenses:
Selling	3,906	3,138	12,581	11,373
General and administrative	5,049	4,580	14,829	14,201

	8,955	7,718	27,410	25,574

Operating income	5,147	4,618	15,398	12,544
Other expenses (income)
Interest, net	(259)	(249)	(716)	(694)
Other, net	(93)	9	(296)	(199)

	(352)	(240)	(1,012)	(893)

Income before income taxes	5,499	4,858	16,410	13,437
Income taxes	1,871	1,351	6,236	4,289

Net income	$3,628	$3,507	$10,174	$9,148

Net income per share
Basic	$.25	$.25	$.68	$.66
Diluted	$.24	$.23	$.66	$.62

Shares used to compute net income per share:
Basic	14,758	14,111	15,019	13,788
Diluted	15,309	15,083	15,492	14,806

MAXWELL SHOE COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited In Thousands — except per share amounts)

ASSETS	July 31, 2003	October 31, 2002
Current assets:
Cash and cash equivalents	$79,218	$70,518
Accounts receivable, trade (net of allowance for doubtful accounts and discounts of $930 in 2003 and $955 in 2002)	43,832	40,729
Inventory, net	22,721	18,311
Prepaid expenses	930	596
Prepaid income taxes	—	1,721
Deferred income taxes	1,469	1,469

Total current assets	148,170	133,344
Property and equipment, net	2,993	3,928
Trademarks, net	14,462	14,462
Other assets	1	15

	$165,626	$151,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,708	$724
Accrued expenses	8,797	8,512
Accrued income taxes	475	—

Total current liabilities	10,980	9,236
Long-term deferred income taxes	1,939	1,939
Stockholders’ equity:
Class A common stock, par value $.01, 20,000 shares authorized, 14,821 shares outstanding in 2003, 14,517 shares outstanding in 2002	148	145
Additional paid-in capital	52,153	50,609
Deferred compensation	(554)	(966)
Retained earnings	100,960	90,786

Total stockholders’ equity	152,707	140,574

	$165,626	$151,749

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